EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members
ADA-ES, Inc.
NexGen Refined Coal, LLC
GSFS Investments I Corp; and

The Board of Managers
Tinuum Group, LLC:

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statements Nos. 333-143004, 333-144820, 333-159715, 333-164792, 333-184772 and 333-189351 on Form S-8 of our report dated March 2, 2018 with respect to the balance sheet of Tinuum Group, LLC as of December 31, 2017, and the related statements of operations, members' equity, and cash flows for the year ended December 31, 2017, included in this Annual Report on the Form 10-K of Advanced Emissions Solutions, Inc., dated March 12, 2018.

/s/ Moss Adams LLP

Denver, Colorado
March 12, 2018